Exhibit 10.3


                                  SAM F. HAMRA
                             ATTORNEY AND COUNSELOR
                         TWO CORPORATE ENTRE, SUITE 200
                               1949 EAST SUNSHINE
                        SPRINGFIELD, MISSOURI 65801-1691
                              FAX: (417) 887-0162
                             PHONE: (417) 881-7525

                                 April 18, 2002

Mr. John M. Gott
President and CEO
SLS International, Inc.
3119 South Scenic
Springfield, MO 65807

Dear Mr. Gott:

         Following receipt of your letter of April 3, 2002, and my meeting with Cap Briant on Thursday morning, April 18, I have agreed to serve as Special Business Advisor/Attorney for SLS to assist your company for a period of one year by rendering strategic business advice and making contacts with appropriate investors. You have agreed to issue me today as a retainer for rendering this service, 50,000 shares of common stock in SLS International, Inc. In addition,you have agreed to issue 50,000 shares of stock to me and/or members of my family for obtaining former President Bill Clinton as an investor and advisor.

         You have an turn agreed to allow me to authorize you to issue up to one million shares of common stock in SLS International Inc. as an inducement for President Clinton to become an investor/advisor, as well as to influence key individuals, whom I feel will help the company in its growth, such as Terence R. McAuliffe, Chairman of the Democratic National Committee, etc. The selection of individuals and issuance of their portion of stock will be left entirely to my discretion.

         In addition, you have agreed to grant to me an option to purchase an amount not to exceed 5 percent of the preferred stock of SLS International, Inc. at a purchase price of $.25 per share before the offer is closed, which could be within three weeks from this date. Under no circumstance will the offer be closed until I have exercised my option to purchase. It is clearly understood that I will purchase this preferred stock before the offering is closed.

         Cap Briant has assured me that the stock has been registered in the Missouri Secretary of State's office and with the Securities and Exchange Commission in Washington, DC, and that I will have full legal authority to recommend this stock for purchase both inside and outside the State of Missouri. It is my understanding that both the common and preferred stock have been registered as restricted stock. Documentation will be presented to me this date confirming the registration in the State of Missouri and with te SEC.

Mr. John M. Gott
April 18, 2002
Page 2

         Please issue the 50,000 shares and the subsequent 50,000 shares as follows:

         Sam F. Hamra - June S. Hamra - 10,000 Shares
         Sam F. Hamra III             - 10,000 Shares
         Karen E. Groves              - 10,000 Shares
         Michael K. Hamra             - 10,000 Shares
         Jacqueline K. Hamra          - 10,000 Shares

         All of their stock will be sent directly to me so I can place the children's stock in trust. The preferred stock will be issued per my subsequent instructions by letter.

         In consideration for my son, Michael K. Hamra, (who is an attorney living in Washington, DC) to assist me in this endeavor, you have agreed to issue him 20,000 shares of common stock in SLS International, Inc. this date.

         If you are agreeable to the above terms, please sign the letter below and this will serve as the agreement between the two of us.

         I look forward to becoming a stockholder of SLS and working with you to help this company grow.

         Kind regards.

                              Yours very truly,

                              /s/ Sam F. Hamra

                              Sam F. Hamra

SFH:nd
c: Cap Briant

I agree to the terms set forth in this two-page letter.

/s/ John M. Gott           Date: 4/18/02
----------------------           -------
Mr. John M. Gott
President and CEO
SLS International, Inc.